Exhibit 10.6

AMENDMENT

TO

CONVERTIBLE PROMISSORY NOTE

This Amendment to Convertible Promissory Note, dated as of June     , 2003, is between E-centives, Inc., a Delaware corporation (the “Company”), having an address of 6901 Rockledge Drive, 6th Floor, Bethesda, Maryland 20817, and Friedli Corporate Finance, Inc. (“FCF”) and InVenture Inc. (“InVenture”, and collectively with FCF, the “Holder”), having an address of c/o Friedli Corporate Finance AG, Friegutstrasse 5, Zurich, Switzerland 8002.

WHEREAS, reference is made to that certain $6 million convertible promissory note (the “Note”), dated as of March 18, 2003, issued by the Company in favor of the Holder;

WHEREAS, the Holder of the Note has sought and intends to continue to seek third parties willing to offer the Company financing on the same or similar terms as the Note;

WHEREAS, in connection with any such third party financing offered to and accepted by the Company, the Holder of the Note desires to reduce the amount available under the Note, on a dollar-for-dollar basis, by the amount any convertible promissory note issued by the Company to any third party; and

WHEREAS, the Company and the Holder desire to enter into this Agreement to reflect the intention of each of the parties that the Note will be amended on a quarterly basis to reduce, on a dollar-for-dollar basis, the principal amount outstanding under the Note by the aggregate amount of any and all convertible promissory note(s) issued by the Company to any third party described in the clause above.

NOW, THEREFORE, the parties agree as follows:

1. Amendment of Introductory Paragraph. The introductory paragraph of the Note shall be amended by deleting it in its entirety and inserting the following text:

“FOR VALUE RECEIVED, E-centives, Inc., a Delaware corporation (the “Company”), having an address of 6901 Rockledge Drive, 6th Floor, Bethesda, Maryland 20817, hereby promises to pay to the order of Friedli Corporate Finance, Inc. (“FCF”) and InVenture Inc. (“InVenture”, and collectively with FCF, the “Holder”), at the offices of Holder at c/o Friedli Corporate Finance AG, Friegutstrasse 5, Zurich, Switzerland 8002, or such other place as may be designated by Holder to the Company in writing, the aggregate principal amount of up to Six Million Dollars ($6,000,000) (subject to adjustment pursuant to Section 1 hereof), together with interest on the unpaid principal hereof, upon the terms and conditions hereinafter set forth.”

2. Amendment to Section 1. Section 1 of the Note shall be amended by deleting it in its entirety and inserting the following text:

“1. Draw Down. (a) The Company may, in its sole discretion, draw upon up to Six Million Dollars ($6,000,000) (subject to adjustment pursuant to this Section 1), which shall be made available by Holder for a period of 24 months, for use as operating capital and for general corporate purposes (the drawn down portion referred herein as “Principal”). The terms and conditions set forth herein shall only apply to the Principal.

(b) Subject to any applicable laws, the aggregate available amount outstanding under this Note shall be reduced, on a dollar-for-dollar basis, by the aggregate dollar amount of any additional convertible promissory notes, with terms similar to or the same as this Note, issued by the Company to a third party, so long as (i) such third party note(s) are duly executed by the Company and such third party, (ii) such third party note(s) are fully funded and (iii) the holder(s) of such third party note(s) were referred to the Company by the Holder of this Note (each a “Third Party Note” and collectively, the “Third Party Notes”).

(c) Subject to the provisions of paragraph (b) hereof, the Company will send written notice (the “Notice”) to the Holder to report, on a quarterly basis, the aggregate dollar amount by which the Note shall be reduced. If the Holder agrees with the information contained in the Notice, the Holder shall execute the Notice and return it to the Company. If the Holder does not agree with the information contained in the Notice, the Holder shall have 30 days from receipt of such Notice to send it response to the Company, which response shall set forth in writing the Holder’s objections to the information contained in the Notice.

(d) The Company shall be required to send the Notice to the Holder within 30 days following the end of a fiscal quarter of the Company, commencing with the third quarter of 2003 (such quarter is subject to adjustment should the Company change its fiscal year end after the date hereof). The requirement of the Company to send the Notice shall continue for every fiscal quarter thereafter for so long as any dollar amount remains available for draw down under this Note by the Company, unless this Note is otherwise terminated or redeemed or the Holder waives its right, in writing, to receive such Notice. If, during a fiscal quarter of the Company, no Third Party Notes are duly issued by the Company, the Company shall not be required to send the Notice.

(e) Any notice required or permitted pursuant to this Amendment shall be deemed given (i) when personally delivered to any officer of the party to whom it is addresses, (ii) on the earlier of actual receipt thereof or three days following mailing thereof by certified or registered mail, postage prepaid, or (iii) upon actual receipt thereof when sent by a recognized overnight delivery service, in each case addressed to each party at its address set forth above or at such other address as has been furnished in writing by a party to the other by like notice.”

3. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Amendment may be duly executed and delivered by a party by execution and facsimile delivery of a counterpart signature page.

4. Miscellaneous. No modification, rescission, waiver, forbearance, release or amendment of any provision of this Amendment shall be made, except by a written agreement duly executed by the Company and the Holder. The Company and the Holder each hereby submits to personal jurisdiction in the State of Maryland, consents to the jurisdiction of any competent state or federal district court sitting in the City or County of Montgomery County, Maryland, and waives any and all rights to raise lack of personal jurisdiction as a defense in any action, suit or proceeding in connection with this Note or any related matter. This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of Maryland, without reference to conflicts of law provisions of such state.

5. Conflicts. In the event of any conflict between the terms and conditions provisions of this Amendment and the terms and conditions of the Note, the terms and conditions of this Amendment shall control.

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to the Convertible Promissory Note to be executed and delivered by a duly authorized officer as of the date first written above.

E-centives, Inc.

By:	/s/ Kamran Amjadi
Name:	Kamran Amjadi
Title:	Chief Executive Officer

ACCEPTED AND AGREED:

Friedli Corporate Finance, Inc.
By:	/s/ Peter Friedli
Name:	Peter Friedli
Title:	Authorized Signatory

InVenture Inc.
By:	/s/ Peter Friedli
Name:	Peter Friedli
Title:	Authorized Signatory

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